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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

This Employment Agreement is entered into by and between Applied Films Corporation ("Company") of 9586 I-25 Frontage Road Longmont, CO 80504, USA and Dr. Chung Ping Lai ("Employee") who is a Taiwanese Citizen currently residing at #19, I-Chin New Village, Chubei City, Hsinchu Hsien, Taiwan.

     1.   POSITION, RESPONSIBILITIES AND DUTIES

     - Your position will be Sr. Vice President - Display Division, an Executive Team Position. You will also serve as the President of Applied Films Taiwan Corporation.

     - As an Executive Team member you will be subject to the restrictions of an officer under section 16 of the Securities and Exchange Commission.

     - Your major responsibilities and duties are described, but not limited to those in the attached job description

     - You may be required to travel on the business of the Company to such places within and outside of Taiwan and in such manner and on such occasion as the Company may from time to time require

     2.   COMMENCEMENT AND EMPLOYMENT PERIOD

     -    Your employment will commence on January 1, 2006

     - The period of this agreement is 3 years from the commencement date of employment.

     3.   REMUNERATION

     - Base annual salary will be Six Million Nine Hundred Thousand (6,900,000) New Taiwan Dollars (NTD) per year, payable by the Company in twelve (12) equal monthly installments of Five Hundred Seventy Five Thousand NTD (575,000) on the 25th of each month/regular payroll date. 50% of your salary will be paid in US Dollars to an account in Hong Kong or in the US as you designate, and this conversion to US Dollars will occur monthly at the time payroll is processed.

     - The net amount, after deduction of the appropriate taxes based on the Taiwan Tax Law, will be remitted directly to your bank account.

     - Bonus will be 40% of annual base salary and will be structured in accordance with the Applied Films Management Bonus Plan. The bonus is based on your performance and the results you achieve in your assigned position (20%), and the overall results achieved by the Company against its goals (80%), pro-rated based on date of hire.

     - The company will provide a leased or rented car and all expenses including gas, toll fees, insurance, maintenance and repairs, etc. will be covered by the Company.

     - On your official start date, you will be granted twenty thousand (20,000) options of Applied Films Corporation Stock as an initial grant. Effective fiscal year 2007, you will receive stock options commensurate with an executive team position annually (currently 5,000 options per quarter or a board designated number of options) subject to approval of the Compensation Committee of the Applied Films Board of Directors. The price of the options will be the closing price of Applied Films common stock according to the NASDAQ market on the date of the grant of the options. The options vest over a four-year period from the date of the grant. The first exercise may be made one year from the date of the grant, and an additional 25% of the total options may be exercised each year after the anniversary date of the option grant date. Subject to the restrictions of an officer under section 16 of the Securities and Exchange Commission.

     4.   WORK REGULATIONS

     - All employees of Applied Films Taiwan are governed by the regulations contained in the Taiwan Employee Handbook. The Employee Handbook covers most facets of your employment including work schedules, public holidays, vacations and so forth. A copy will be provided to you.

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     -    You will be required to sign a Confidentiality and Non-Compete
          Agreement as a condition of employment. A copy is enclosed.

     5.   BUSINESS-RELATED EXPENSES

     - The company reimburses employees for actual expenses incurred while traveling, with the exception of meals. A per diem allowance for meals is based on the destination you are traveling to. You will be provided a company credit card to use for business expenses to minimize any need to pay expenses out of pocket.

     - Any out of pocket expenses such as transportation costs, hotel, entertainment and other expenses the Company considers reasonable and proper in the performance of your duties will be reimbursed to you. You should provide the Company with such vouchers or other evidence of actual payments of such expenses as the Company may require.

     6.   TERMINATION OF EMPLOYMENT

     - Your employment with the Company can be terminated by either party by written notice to the other party of six (6) months.

     - If you are terminated for cause (for example, dishonesty, criminal behavior, etc.) or if you voluntarily resign or are terminated for performance reasons, the Company will make no termination period. If you are terminated for performance reasons after one year of employment, the company will pay a severance equal to six (6) months of your base pay at the time of separation.

     - The Company shall pay a retirement pension equal to 200% of monthly salary times the number of years worked for the company.

     7.   OTHER COMPANY BENEFIT PROGRAMS

     - You will be eligible to participate in the Company's designated benefit programs in Taiwan. Details are available in our Employee Handbook

     8.   GOVERNING LAW

     - This agreement shall be governed by and construed in accordance with the laws of the Taiwan, Republic of China.

     9.   ENTIRE AGREEMENT; AMENDMENTS

     - There are no other terms and conditions of employment other than those stated in this agreement and the documents referenced in this agreement. This agreement may be amended only by agreement of both parties.

Please signify your acceptance of this agreement by signing and returning it to the Company. You will be provided a duplicated copy of this Employment Agreement.


/s/ Thomas T. Edman                      11/30/05
--------------------------------------   Date
Thomas T. Edman
President and CEO
Applied Films Corporation

I accept this position as outlined above:


/s/ Dr. Chuag Ping Lai                   Jan 1/06
--------------------------------------   Date
Dr. Chung Ping Lai